UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 6, 2015

Bellerophon Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36845	47-3116175
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

53 Frontage Road, Suite 301
Hampton, New Jersey	08827
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (908) 574-4770

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On August 6, 2015, Bellerophon Therapeutics, Inc. (the “Company”) entered into a lease agreement (the “Lease”) with 184 Property Owner, LLC, a New Jersey limited liability company (the “Landlord”), for approximately 21,845 square feet of office space at 184 Liberty Corner Road, Warren, New Jersey. The Company expects the term of the Lease will commence on or about October 1, 2015 and expire on or about April 1, 2023. During the first year of the term, the Company’s annual base rent will be approximately $311,291. The annual base rent will increase by 100% for the second year of the term and will increase by approximately $11,000 for each year of the term thereafter.  In addition, the Company is required to provide a security deposit in the form of a letter of credit in the amount of $450,000.

The Company has the right to extend the term of the Lease for one five-year term, provided that the Company provides notice to the Landlord not later than 12 months prior to the expiration date of the initial term. The base rent for the extension term, if any, will be determined based on market conditions existing at such time in accordance with the terms of the Lease. The Lease contains customary provisions allowing the Landlord to terminate the Lease if the Company fails to remedy a default of any of its obligations under the Lease within specified periods or upon the bankruptcy or insolvency of the Company.

The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by reference to the Lease, which the Company intends to file with the Securities and Exchange Commission as an exhibit to its Quarterly Report on Form 10-Q for the period ending September 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELLEROPHON THERAPEUTICS, INC.

Date: August 12, 2015	By:	/s/ Jonathan M. Peacock

Name: Jonathan M. Peacock
Title: Chairman and Chief Executive Officer